Exhibit 3.3

CERTIFICATE OF AMENDMENT

to the

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

PICARD MEDICAL, INC.

March 10, 2026

PICARD MEDICAL, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.         The name of the Company is Picard Medical, Inc. The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware on April 8, 2021, under the name Picard Systems, Inc. On August 28, 2025, the Company filed a Second Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”).

2.         The Certificate of Incorporation is hereby amended by replacing Article IV with the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 300,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 30,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

3.         This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Company.

4.         This Certificate of Amendment shall become effective at 9:01 a.m. Eastern Time on March 24, 2026.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the date first written above.

PICARD MEDICAL, INC.

By:          /s/ Patrick NJ Schnegelsberg

Name: Patrick NJ Schnegelsberg

Title: Chief Executive Officer